Alico Selected for a Department of Energy Grant
Up to $33.0 Million For Ethanol Project

LaBelle, FL, March 1, 2007 -- Alico, Inc. (NASDAQ:ALCO), a land management company, announced today that Alico was selected by the United States Department of Energy (DOE) to receive a grant that could total up to $33 million. Representing Alico at the award ceremony was John R. Alexander, Chairman and Chief Executive Officer.

Alico was one of six companies selected for DOE grants. Negotiations between the selected companies and the DOE will begin immediately to determine terms, conditions and possible funding levels.

The announcement is one part of the Bush Administration’s comprehensive plan to support commercialization of scientific breakthroughs on biofuels. Specifically, these projects directly support the goals of President Bush’s Twenty in Ten Initiative, which aims to increase the use of renewable and alternative fuels in the transportation sector to the equivalent of 35 billion gallons of ethanol a year by 2017. Funding for these projects is an integral part of the President’s Biofuels Initiative that will lead to the wide-scale use of non-food based biomass, such as agricultural waste, trees, forest residues, and perennial grasses in the production of transportation fuels, electricity, and other products. The solicitation, announced a year ago, was initially for three biorefineries and $160 million. However, in an effort to expedite the goals of President Bush’s Advanced Energy Initiative and help achieve the goals of his Twenty in Ten Initiative, within authority of the Energy Policy Act of 2005 (EPAct 2005), Section 932, Secretary Bodman raised the funding ceiling.

Alico Chairman and CEO Mr. Alexander stated, “On behalf of Alico, I would like to thank the Department of Energy for this opportunity. I look forward to the day that Florida, which ranks first in the United States in biomass production, is also a major producer of renewable energy for automobiles and electric plants.

For over two years we have been investigating the use of the gasification/fermentation technology developed by Bioengineering Resources Inc. (BRI) of Fayetteville, Arkansas. Dr. Jim Gaddy, the founder of BRI, has spent 18 years developing this process and another six years proving it in a pilot plant. BRI’s process converts any carbon based material into ethanol and electricity.”

Mr. Alexander further noted that the Florida Department of Agriculture and Consumer Services and the Florida Department of Energy announced last week that they had selected Alico to receive a grant of $2.5 million to help develop a plant to utilize farm-to-fuel technology.

Mr. Alexander also noted that the terms and conditions for these grants have not yet been negotiated, and the funding level of the possible DOE grant is not yet known. “As a Company, we are continuing our investigation of the potential of cellulosic ethanol as a business opportunity, and these government sponsored grants, if received under acceptable terms and conditions, will be part of that consideration. In order to move forward our Board of Directors will address whether it is in our shareholders best interests. ”

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 136,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various operations and activities including citrus fruit production, harvesting and marketing, vegetable production, cattle ranching, sugarcane, sod production, rock mining, vegetable seedling greenhouse operations and forestry. Alico also leases land for farming, cattle grazing, recreation and oil exploration. Alico intends to grow its asset values and earnings through enhancements to its agricultural businesses and proactive management of its real estate holdings.

For Further Information Contact:

John R. Alexander
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. These risks include the risk that assumptions about future actions. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.